As filed with the Securities and Exchange Commission on July 30, 2014

Investment Company Act File No. 811-22850

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

REGISTRATION STATEMENT UNDER
THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 2	☒

Permal Hedge Strategies Portfolio

(Exact name of Registrant as Specified in Charter)

100 International Drive

Baltimore, Maryland 21202

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (888) 777-0102

Kenneth D. Fuller

Legg Mason & Co., LLC

100 International Drive

Baltimore, Maryland 21202

(Name and Address of Agent for Service)

PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

Sarah E. Cogan, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Interests in Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in Registrant.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2 (File Nos. 333-177961 and 811-22628) of Permal Hedge Strategies Fund I (“PHSF I”), originally filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2011, as amended (the “PHSF I Registration Statement on Form N-2”). PHSF I and Permal Hedge Strategies Portfolio (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. PHSF I is one of two feeder funds in the current “master-feeder” structure. Permal Hedge Strategies Fund II is the second feeder fund in the “master-feeder” structure (“PHSF II”). The Master Fund anticipates that it may from time to time permit feeder funds in addition to PHSF I and PHSF II to invest in the Master Fund.

ITEM 3.	FEE TABLE AND SYNOPSIS.

This table describes the fees and expenses that holders of interests in the Master Fund will pay. Actual expenses may be higher or lower than those shown.

HOLDER TRANSACTION EXPENSES	Percentage of Offering Price
Maximum Sales Load (as a percentage of offering price)	None

ESTIMATED ANNUAL EXPENSES (as a percentage of the Master Fund)	Percentage of Net Assets of the Master Fund
Management Fee(1)	1.10%
Other Expenses(2)(3)	1.57%
Acquired Fund Fees and Expenses(4)	6.69%
TOTAL ANNUAL FUND OPERATING EXPENSES	9.36%

(1)	In consideration of the advisory and other services provided by LMPFA to the Master Fund pursuant to a management agreement, the Master Fund will pay LMPFA an annual fee, payable monthly, in an amount up to 1.10% of the Master Fund’s average monthly Managed Assets. “Managed Assets” means net assets plus the principal amount of any borrowings and assets attributable to any preference securities that may be outstanding. The management agreement has an initial term of two years and will continue in effect from year to year thereafter if such continuance is specifically approved at least annually by the Board of Trustees or by a majority of the outstanding voting securities of the Master Fund, and in either event, by a majority of the Independent Trustees of the Master Fund’s Board of Trustees with such Independent Trustees casting votes in person at a meeting called for such purpose. The Board of Trustees of the Master Fund or the holders of a majority of the Master Fund’s interests may terminate the management agreement on not more than 60 days’ nor less than 30 days’ written notice without penalty and LMPFA may terminate the management agreement on ninety days’ written notice without penalty. The management agreement will terminate automatically in the event of assignment (as defined in the 1940 Act).
(2)	The Master Fund bears its own operating expenses (including, without limitation, its organization and offering expenses), which therefore will be borne by the Master Fund’s holders.
(3)	“Other Expenses” have been restated to reflect current fees.
(4)	The Acquired Fund Fees and Expenses include the Master Fund’s estimated share of operating expenses and performance-based incentive fees and allocations of the underlying Portfolio Funds in which the Master Fund may invest. The costs incurred at the underlying Portfolio Fund level include management fees, administration fees, professional fees, incentive fees and allocations and other operating expenses. In addition, the underlying Portfolio Funds also incur trading expenses, including interest and dividend expenses, which are the by-product of leveraging or hedging activities employed by the Portfolio Managers in order to seek to enhance or preserve the Portfolio Funds’ returns. Brokerage and transaction costs incurred by Portfolio Funds and exchange-traded funds in which the Master Fund may invest are not included in Acquired Fund Fees and Expenses. The Acquired Fund Fees and Expenses listed above are based upon an pro-rata share of the fees and expenses of Portfolio Funds in which PHSF I and PHSF II invested during the period ended March 31, 2014, as updated to reflect available data. The future fees and expenses of the Portfolio Funds may be substantially higher or lower because certain fees are based upon the performance of the Portfolio Funds, which may fluctuate over time. These indirect fees and expenses are not paid to LMPFA or Permal Asset Management LLC (the “Sub-Adviser”) and represent the Master Fund’s cost of investing in the underlying Portfolio Funds.

The purpose of this table is to assist an investor in understanding the various costs and expenses that an investor in the Master Fund (a “Holder”) will bear directly or indirectly. For a more complete description of the various fees and expenses of the Master Fund, see the section entitled “Summary of Fund Expenses” in the PHSF I and PHSF II’s Registration Statements.

The following example is intended to help you compare the cost of investing in the Master Fund with the cost of investing in other funds. The assumed 5% annual return, which is required by the SEC, is not a prediction of, and does not represent, the projected or actual performance of the Master Fund.

Example:

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$92	$264	$421	$756

The Example is based on the estimated expenses set forth in the table above and should not be considered a representation of the Master Fund’s future expenses. Actual expenses of the Master Fund may be higher or lower than those shown. Moreover, the annual return may be greater or less than the hypothetical 5% return in the table above; if the annual return were greater, the amount of fees and expenses would increase. Similarly, if the Portfolio Funds’ (as defined below) actual net rates of return exceed 5%, the dollar amounts could be significantly greater as a result of the Portfolio Funds’ performance-based fees.

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is a statutory trust under the laws of the State of Maryland and is registered under the 1940 Act as a closed-end, non-diversified management investment company. The Master Fund is a “master” fund in a “master-feeder” structure. PHSF I and PHSF II are the two feeder funds in the current “master-feeder” structure. The Master Fund anticipates that it may from time to time permit feeder funds in addition to PHSF I and PHSF II to invest in the Master Fund. PHSF I and PHSF II are affiliates of the Master Fund. The Master Fund’s investment objective is to seek long-term capital appreciation while attempting to reduce risk and volatility. In seeking to achieve its objective, the Master Fund employs a “fund-of-hedge funds” investment program that provides a means for its holders to participate in investments in private investment vehicles, typically referred to as hedge funds (“Portfolio Funds”), by providing a single portfolio of interests in underlying Portfolio Funds, which are managed by a number of third-party investment managers (the “Portfolio Managers”). Assets of the Master Fund, PHSF I and PHSF II are actively managed.

The Portfolio Funds may employ a broad range of investment strategies with a global fixed income focus, which may include, but are not limited to, global fixed income strategies (e.g., U.S. and non-U.S. fixed income hedge, convertible arbitrage, fixed income arbitrage, asset-backed securities, long-only, high yield, emerging markets debt), global event-driven strategies (e.g., risk arbitrage, distressed debt, special situations, activists) and global macro strategies (e.g., discretionary, systematic, natural resources) and, to a lesser extent, equity long/short strategies.

The Master Fund seeks to produce investment returns that have lower risk than traditional long-only investments and over time produce above-market returns. LMPFA may grant fee waivers and/or expense reimbursements to the Master Fund. The combination of various Portfolio Funds that utilize alternative investment strategies and that are typically less correlated to the market than traditional long-only funds is expected to produce a portfolio that is less volatile than the general market and less correlated to such market than traditional long-only funds investing in the same market.

The Sub-Adviser of the Master Fund will not invest more than 20% of the Master Fund’s Managed Assets (measured at the time of investment) in any one Portfolio Fund. “Managed Assets” means net assets plus the principal amount of any borrowings and assets attributable to any preference securities that may be outstanding. There is no minimum or maximum number of Portfolio Funds in which the Master Fund may invest. The Master Fund may invest in various Portfolio Fund structures including limited partnerships, limited liability companies, offshore corporations, joint ventures and other investment vehicles. The Portfolio Funds may employ any investment strategy or technique and may invest in securities of issuers in any region or country. Portfolio Funds may invest in non-investment grade debt securities (commonly referred to as “junk bonds”). Non-investment grade debt securities generally offer a higher yield than that available from investment grade securities, but involve greater risk. The Master Fund cannot guarantee that its investment objective will be achieved or that its portfolio design and risk monitoring strategies will be successful.

Information on the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund will principally invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Objective,” “Investment Strategy and Process,” “Portfolio Construction and Process,” “Additional Investment Policies” and “Risk Factors” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 9.	MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference from the section entitled “Management of the Fund” in the PHSF I Registration Statement, to the extent applicable to the Master Fund. The following list identifies the specific sections of the PHSF I Registration Statement under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.

Item 9.1(a)	Management of the Fund

Item 9.1(b)	Investment Manager

Item 9.1(c)	Portfolio Managers

Item 9.1(d)	Not Applicable

Item 9.1(e)	Custodian and Transfer Agent

Item 9.1(f)	Summary of Fund Expenses

Item 9.1(g)	Portfolio Transactions

Item 9.2	Not Applicable

Item 9.3	See response to item 19 below

ITEM 10.	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1	CAPITAL STOCK.

The following description is based on relevant portions of the Maryland Statutory Trust Act and on our Declaration of Trust and Bylaws. This summary is not necessarily complete, and we refer you to the Maryland Statutory Trust Act and our Declaration and Bylaws for a more detailed description of the provisions summarized below.

The Trust. The Certificate of Trust to establish the Master Fund was filed with the State Department of Assessments and Taxation of Maryland on April 17, 2013. The Fund is a Maryland statutory trust. A Maryland statutory trust is an unincorporated business association that is established under, and governed by, the Maryland Statutory Trust Act. Maryland law provides a statutory framework for the powers, duties, rights and obligations of the Board of Trustees (referred to in this section as the Board or the Board of Trustees) of the Master Fund and holders in the Master Fund, while the more specific powers, duties, rights and obligations of the Board of Trustees and the holders are determined by the Board of Trustees as set forth in the Master Fund’s Declaration of Trust (the “Declaration”) and Bylaws.

Investor Voting. The Declaration provides for investor voting (i) as required by the 1940 Act or other applicable laws, (ii) as described below under the heading “Election and Removal of Trustees,” and (iii) as the Board of Trustees may consider and determine necessary or desirable, but otherwise permits, consistent with Maryland law, actions by the Board without seeking the consent of investors. The Master Fund may, without investor approval, amend the Declaration or authorize the merger or consolidation of the Master Fund into another trust or entity, reorganize or covert the Master Fund into another trust or entity or a series or class of another entity, sell all or substantially all of the assets of the Master Fund to another entity, or a series or class of another entity, or terminate the Master Fund.

The Master Fund is not required to hold an annual meeting of investors, except as required by law. The Master Fund will call meetings of investors whenever required by the 1940 Act or by the terms of the Declaration and Bylaws. The Declaration provides for “dollar-weighted voting,” which means that an investor’s voting power is determined not by the amount of outstanding interests the investor holds, but by the dollar value of those interests determined on the record date. All investors of record of the Master Fund vote together, except where required by the 1940 Act to vote separately.

Election and Removal of Trustees. The Declaration provides that the Board of Trustees, by a majority vote or consent of the Trustees then in office, may establish, increase or decrease the number of Trustees and fill vacancies on the Board, except when election of Trustees by the investors is required under the 1940 Act or, if for any reason there are no trustees then in office, vacancies may be filled by the officers of the Master Fund or may be filled by any other manner permitted by the 1940 Act. Trustees are then elected by a plurality of votes cast by investors at a meeting at which a quorum is present. The Declaration also provides that a mandatory retirement age may be set by action of two-thirds of the Trustees and that Trustees may be removed, with or without cause, by a vote of investors holding two-thirds of the voting power of the Master Fund, or by a vote of two-thirds of the remaining Trustees. The provisions of the Declaration relating to the election and removal of Trustees may not be amended without the approval of two-thirds of the Trustees.

Amendments to the Declaration. The Trustees are authorized to amend the Declaration without the vote of investors, but no amendment may be made that impairs the exemption from or limitation of personal liability granted in the Declaration to persons who are or have been investors, Trustees, officers or employees of the Master Fund or that limits the rights to indemnification, advancement of expenses or insurance provided in the Declaration with respect to actions or omissions of persons entitled to indemnification, advancement of expenses or insurance under the Declaration prior to the amendment.

Issuance and Withdrawal of Interests. The Master Fund may issue an unlimited amount of interests in the Master Fund for such consideration and on such terms as the Trustees may determine, subject to the requirements of the 1940 Act. Interests may be sold by the Master Fund only to Institutional Investors (as defined in the Declaration). Investors are not entitled to any appraisal, preemptive, conversion, exchange or similar rights, except as the Trustees may determine. The Master Fund may require a decrease of or a complete withdrawal of an investor’s interest in the Master Fund for any reason and at any time to the extent permitted under the 1940 Act, including, for example, if the investor fails to provide the Master Fund with identification required by law, or if the Master Fund is unable to verify the information received from the investor.

Disclosure of Investor Holdings. The Declaration specifically requires investors, upon demand, to disclose to the Master Fund in writing information with respect to the direct and indirect ownership of interests in order to comply with various laws or regulations, and the Master Fund may disclose such ownership if required by law or regulation or as the Board may otherwise decide.

ITEM 10.2.	LONG-TERM DEBT.

Not applicable.

ITEM 10.3.	GENERAL.

Not applicable.

ITEM 10.4.	TAXES.

Information on the taxation of the Master Fund is incorporated by reference from the Section entitled “Certain Tax Considerations” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 10.5.	OUTSTANDING SECURITIES.

Title of Class	Amount Authorized	Amount Held by the Master Fund or for its Account	Amount Outstanding
Beneficial Interests	unlimited	—	$32,354,428

ITEM 10.6.	SECURITIES RATINGS.

Not applicable.

ITEM 11.	DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.	LEGAL PROCEEDINGS.

Not applicable.

ITEM 13.	TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the PHSF I Registration Statement on Form N-2.

ITEM 14.	COVER PAGE.

Not applicable.

ITEM 15.	TABLE OF CONTENTS.

Not applicable.

ITEM 16.	GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies and limitations of the Master Fund.

Information on the fundamental investment policies and the non-fundamental investment policies and limitations of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated by reference from the sections entitled “Investment Objective,” “Investment Strategy and Process,” “Portfolio Construction and Process,” “Additional Investment Policies” and “Risk Factors” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 18.	MANAGEMENT.

Information in response to this item is incorporated by reference from the sections entitled “Trustees and Officers,” “Management of the Fund” and “Code of Ethics” in the PHSF I Registration Statement.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

PHSF I and PHSF II invest substantially all of their respective assets in the Master Fund and are holders of more than 5% the Master Fund. As of March 31, 2014, the trustees and officers of the Master Fund collectively were not holders of the Master Fund. As of March 31, 2014, the following holders owned 5% or more of the Master Fund’s outstanding interests by value:

Name	Address	Percentage of Ownership
PHSF I	620 Eighth Avenue New York, New York 10018	42%
PHSF II	620 Eighth Avenue New York, New York 10018	58%

To the extent that any investor is the beneficial owner of more than 25% of the outstanding securities of the Master Fund, such investor may be deemed to be a “control person” of the Master Fund for purposes of the 1940 Act.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the section entitled “Summary of Fund Expenses,” “Management of the Fund,” “Custodian and Transfer Agent” and “Legal Counsel” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 21.	PORTFOLIO MANAGERS.

Information about the Master Fund’s portfolio managers is incorporated by reference from the section entitled “Management of the Fund” and “Portfolio Managers” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES.

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 23.	TAX STATUS.

Information on the tax status of the Master Fund is incorporated by reference from the Section entitled “Certain Tax Considerations” in the PHSF I Registration Statement, to the extent applicable to the Master Fund.

ITEM 24.	FINANCIAL STATEMENTS.

The financial statements of the Master Fund are incorporated by reference to the Master Fund’s Annual Report for the year ended March 31, 2014, filed with the SEC on May 30, 2014.

Part C. Other Information

Item 25.	Financial Statements and Exhibits

1.	Financial statements:

Included in Part B:

(i) Report of Independent Registered Public Accounting Firm, dated May 23, 2014;
(ii) Schedule of Investments, as of March 31, 2014;
(iii) Statement of Assets and Liabilities, as of March 31, 2014;
(iv) Statement of Operations for the fiscal year ended March 31, 2014;
(v) Statement of Changes in Net Assets, dated March 31, 2014;
(vi) Statement of Cash Flows for the fiscal year ended March 31, 2014; and
(vii) Notes to Financial Statements, dated March 31, 2014.

2.	Exhibits

	(a)(1)	Certificate of Trust – previously filed

	(a)(2)	Agreement and Declaration of Trust – previously filed

	(b)	Bylaws – previously filed

	(c)	Not applicable

	(d)	Exhibit (a)(2) is incorporated herein by reference

	(e)	Not applicable

	(f)	Not applicable

	(g)(1)	Form of Management Agreement – previously filed

	(g)(2)	Form of Sub-Advisory Agreement – previously filed

	(h)	Not applicable

	(i)	Not applicable

	(j)	Form of Custody Agreement – previously filed

	(k)	Form of Services Agreement – previously filed

	(l)	Not applicable

	(m)	Not applicable

	(n)	Consent of Independent Registered Public Accounting Firm – previously filed

	(o)	Not applicable

	(p)	Not applicable

	(q)	Not applicable

(r)(1)	Code of Ethics of the Master Fund and Legg Mason Partners Fund Advisor, LLC – previously filed

(r)(2)	Code of Ethics of Permal Asset Management LLC – previously filed

(s)	Power of Attorney – previously filed

Item 26.	Marketing Arrangements

Not Applicable.

Item 27.	Other Expenses of Issuance and Distribution

The approximate expenses in connection with the offering the Master Fund are minimal and are consolidated with those of PHSF I.

Item 28.	Persons Controlled by or Under Common Control

None.

Item 29.	Number of Holders of Securities

As of [—], 2014, there were two holders of the Master Fund’s interests

Item 30.	Indemnification

Section 9.2 of the Master Fund’s Declaration of Trust, filed as exhibit (a)(2) to the Master Fund’s Registration Statement, provides that:

No person who is or has been a Trustee, officer, or employee of the Master Fund shall be subject to any personal liability whatsoever to any person, other than the Master Fund or its holders, in connection with the affairs of the Master Fund; and all persons shall look solely to the trust property for satisfaction of claims of any nature arising in connection with the affairs of the Master Fund.

Subject to applicable federal law, no person who is or has been a Trustee or officer of the Master Fund shall be liable to the Master Fund or to any holder for money damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Without limiting the foregoing limitations of liability contained in Section 9.2 of the Master Fund’s Declaration of Trust, a Trustee shall not be responsible for or liable in any event for any neglect or wrongdoing of any officer, employee, investment adviser, sub-adviser, principal underwriter, custodian, transfer agent or other agent or independent contractor of the Master Fund, nor shall any Trustee be responsible or liable for the act or omission of any other Trustee (or for the failure to compel in any way any former or acting Trustee to redress any breach of trust).

Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Master Fund or the Trustees or any of them in connection with the Master Fund shall be conclusively deemed to have been executed or done only in or with respect to his or their capacity as a Trustee or Trustees and neither such Trustee or Trustees shall be personally liable thereon.

All persons extending credit to, contracting with or having any claim against the Master Fund shall look only to the assets of the trust property for payment under such credit, contract or claim; and neither the Trustees, nor any of the Master Fund’s officers, employees, agents or independent contractors, whether past, present or future, shall be personally liable therefor.

Item 31.	Business and Other Connections of Investment Adviser

Information as to the directors and officers of Legg Mason Partners Fund Advisor, LLC, the Registrant’s investment adviser (“LMPFA”), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of LMPFA in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-66785) filed under the Investment Advisers Act of 1940, as amended and is incorporated herein by reference thereto.

Information as to the directors and officers of Sub-Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Sub-Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-61864) filed under the Investment Advisers Act of 1940, as amended and is incorporated herein by reference thereto

Item 32.	Location of Accounts and Records

All accounts, books, and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules promulgated thereunder are maintained at the offices of (1) the Registrant and (2) the Registrant’s adviser. The address of each is as follows:

1. 100 International Drive, Baltimore, Maryland 21202

2. 900 Third Avenue, New York, New York 10022

Item 33.	Management Services

Not applicable.

Item 34.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 30th day of July, 2014.

PERMAL HEDGE STRATEGIES PORTFOLIO

By:	/s/ George P. Hoyt
Name: George P. Hoyt
Title: Assistant Secretary